Exhibit 10.1

Execution Copy

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

DATED AS OF JUNE 5, 2024

AMONG

DRIVEN BRANDS HOLDINGS INC.

AND

THE OTHER PARTIES HERETO

TABLE OF CONTENTS

ARTICLE I INTRODUCTORY MATTERS		1

1.1	Defined Terms	1
1.2	Construction	4
1.3	Fiduciary Duty Qualification	4

ARTICLE II CORPORATE GOVERNANCE MATTERS		4

2.1	Election of Directors	4
2.2	Consent Rights [Omitted]	6
2.3	Permitted Disclosure	6

ARTICLE III INFORMATION		6

3.1	Books and Records; Access	6
3.2	Confidentiality	7

ARTICLE IV GENERAL PROVISIONS		8

4.1	Termination	8
4.2	Notices	8
4.3	Amendment; Waiver	9
4.4	Further Assurances	9
4.5	Assignment	9
4.6	Indemnification	10
4.7	Third Parties	12
4.8	Reimbursement of Expenses	12
4.9	Governing Law	12
4.10	Jurisdiction; Waiver of Jury Trial	13
4.11	Specific Performance	13
4.12	Entire Agreement	13
4.13	Severability	13
4.14	Table of Contents, Headings and Captions	13
4.15	Counterparts	13
4.16	Effectiveness	13
4.17	No Recourse	14

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Amended and Restated Stockholders Agreement is entered into as of June 5, 2024 by and among Driven Brands Holdings Inc., a Delaware corporation (the “Company”), and each of the Principal Stockholders (as defined below).

BACKGROUND:

WHEREAS, the Company and the Principal Stockholders entered into a Stockholders Agreement as of January 15, 2021 (the “Prior Stockholders Agreement”) in connection with, and effective upon, the completion of an underwritten initial public offering (“IPO”) of shares of the Company’s Common Stock (as defined below), pursuant to which agreement the Company and the Principal Stockholders set forth certain agreements between such parties, including with respect to certain governance matters; and

WHEREAS, in light of recent developments under applicable Law, the parties desire to amend and restate the Prior Stockholders Agreement on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Amended and Restated Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Change in Control” means any transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation or sale or transfer of Common Stock or assets (including equity securities of the Subsidiaries) or otherwise) as a result of which any Person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than the Principal Stockholders and their respective Affiliates, any group of which the foregoing are members and any other members of such a group), obtains ownership, directly or indirectly, of (i) Common Stock that represent more than 50% of the total voting power of the outstanding capital stock of the Company or applicable successor entity or (ii) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Company” has the meaning set forth in the Preamble.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Controlled Entity” means, without limitation, any other corporation, limited liability company, partnership. joint venture, trust, employee benefit plan or other enterprise controlled by the Company.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“IPO” has the meaning set forth in the Background.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Permitted Assigns” means with respect to a Principal Stockholder Entity, a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Principal Stockholder Designee” has the meaning set forth in Section 2.1(d).

“Principal Stockholder Entities” means a Principal Stockholder, its Affiliates and their respective successors and Permitted Assigns; provided, that for purposes of determining any ownership threshold hereunder relevant to the Principal Stockholder Entities, such threshold shall be determined based on the ownership of the applicable Principal Stockholders and their Affiliates (and not, for the avoidance of doubt, any Permitted Assigns).

“Principal Stockholders” means, collectively, Driven Equity LLC, a Delaware limited liability company, and RC IV Cayman ICW Holdings LLC, a Cayman Islands limited liability company, and each, a “Principal Stockholder”; provided, that for purposes of determining any ownership threshold hereunder relevant to the Principal Stockholders, such threshold shall be determined based on the ownership of the applicable Principal Stockholders (and not, for the avoidance of doubt, any Permitted Assigns).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of Directors comprising the Board.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

1.3 Fiduciary Duty Qualification. In this Agreement, where an obligation of the Company or the Board (or any committee thereof) is qualified by the phrase “to the fullest extent permitted by and subject to applicable Law (including with respect to fiduciary duties under Delaware Law)”, or a substantially similar phrase, compliance with such obligation shall not be required if the Board (or, in the case of an obligation that is to be fulfilled by a committee of the Board, such committee), after consultation with counsel, determines in good faith that such compliance would be inconsistent with the Board’s (or, as the case may be, such committee’s) fiduciary duties under applicable Law.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) The Principal Stockholders (together with any Permitted Assigns who are assigned such rights) shall have the right, but not the obligation, to nominate for election to the Board an aggregate number of designated nominees equal to at least: (i) a majority of the Total Number of Directors, so long as the Principal Stockholder Entities collectively beneficially own 50% or more of the outstanding shares of Common Stock; (ii) 40% of the Total Number of Directors, in the event that the Principal Stockholder Entities collectively beneficially own 40% or more, but less than 50%, of the outstanding shares of Common Stock; (iii) 30% of the Total Number of Directors, in the event that the Principal Stockholder Entities collectively beneficially own 30% or more, but less than 40%, of the outstanding shares of Common Stock; (iv) 20% of the Total Number of Directors, in the event that the Principal Stockholder Entities collectively beneficially own 20% or more, but less than 30%, of the outstanding shares of Common Stock; and (v) 10% of the Total Number of Directors, in the event that the Principal Stockholder Entities collectively beneficially own 5% or more, but less than 20%, of the outstanding shares of Common Stock. For purposes of calculating the number of Directors that the Principal Stockholders are entitled to nominate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) Directors shall equate to two (2) Directors), and any such calculations shall be made after taking into account any increase in the Total Number of Directors.

(b) The Company agrees that the Board will, to the fullest extent permitted by and subject to applicable Law (including with respect to fiduciary duties under Delaware Law) and stock exchange regulations, take all necessary corporate action so that, , if requested by the Principal Stockholders, individuals nominated by the Principal Stockholders pursuant to Section 2.1(a) hereof and elected or appointed to the Board shall be appointed to serve on each committee of the Board in the same proportion as their representation on the Board. In addition, the Company agrees that the Board will, to the fullest extent permitted by and subject to applicable Law (including with respect to fiduciary duties under Delaware Law) and stock exchange regulations, take all necessary corporate action so that, if requested by the Principal Stockholders, a representative designated by the Principal Stockholders shall be appointed as an observer to any committee of the Board to which the Principal Stockholders (i) do not elect to have a representative appointed or (ii) are prohibited by applicable Laws or stock exchange regulations from having a representative appointed, in each case for so long as such Principal Stockholders have the right to nominate at least one (1) director under Section 2.1(a) of this Agreement; provided, however, that any such committee may withhold information or exclude the observer from any meeting (or portion thereof) if, after consultation with counsel, such committee has determined in good faith that access to such information or attendance at such meeting (or portion thereof) by the observer would reasonably be expected to result in the loss of, or adversely affect, any attorney/client privilege. If a committee of the Board make a determination described in the proviso to the previous sentence of this Section 2.1(b), the Company shall promptly notify the Principal Stockholders and the observer that the committee has made such a determination and the reasons supporting such determination; so long as the Company has used its reasonable best efforts to provide such information to the Principal Stockholders and the observer without the loss of any such privilege and notified the Principal Stockholders and observer that such information has not been provided. Any observer appointed to a committee of the Board shall agree to keep confidential and not disclose, divulge or use for any purpose (other than in connection with their role as an observer) any confidential information obtained as an observer, except that such observer may disclose confidential information to the Principal Stockholder Entities.

(c) In the event that the Principal Stockholders have nominated less than the total number of individuals the Principal Stockholders shall be entitled to nominate pursuant to Section 2.1(a), the Principal Stockholders shall have the right, at any time, to nominate such additional individuals to which they are entitled, in which case the Company agrees that the Company and the Directors will, to the fullest extent permitted by and subject to applicable Law (including with respect to fiduciary duties under Delaware Law) and stock exchange regulations, take all necessary corporate action to (x) enable the Principal Stockholders to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) appoint such additional individuals nominated by the Principal Stockholders to fill such newly-created vacancies or to fill any other existing vacancies. For the avoidance of doubt, if the Board declines to appoint such additional individuals nominated by the Principal Stockholders on the ground that, after consultation with counsel, the Board has determined in good faith that appointing such individual would be inconsistent with the Board’s fiduciary duties under applicable Law, then the Principal Stockholders shall be entitled to nominate another individual in accordance with the first sentence of this Section 2.1(c).

(d) Each individual whom the Principal Stockholders shall actually nominate or designate pursuant to this Section 2.1 and who is thereafter elected or appointed to the Board to serve as a Director shall be referred to herein as a “Principal Stockholder Designee”.

(e) In the event that a vacancy is created at any time by the death, retirement or resignation of any Principal Stockholder Designee, the remaining Directors and the Company shall, to the fullest extent permitted by and subject to applicable Law (including with respect to fiduciary duties under Delaware Law) and stock exchange regulations, cause the vacancy created thereby to be filled by a new individual designated by the Principal Stockholders as soon as possible, and the Company hereby agrees to take, to the fullest extent permitted by and subject to applicable Law (including with respect to fiduciary duties under Delaware Law) and stock exchange regulations, at any time and from time to time, all actions necessary to accomplish the same. For the avoidance of doubt, if the Board declines to fill any such vacancy with a new designee of the Principal Stockholders on the ground that, after consultation with counsel, the Board has determined in good faith that appointing such designee would be inconsistent with the Board’s fiduciary duties under applicable Law, then the Principal Stockholders shall be entitled to designate another individual in accordance with the first sentence of this Section 2.1(e).

(f) The Company agrees that, in connection with any meeting of stockholders called for the purpose of electing Directors, the individuals nominated or designated by the Principal Stockholders pursuant to this Section 2.1 shall be deemed to have been duly nominated as candidates standing for election at any such meeting, and the Company further agrees to take all necessary corporate action so that such individuals are included on the ballot used at the meeting for stockholders to vote on candidates standing for election at such meeting. The Company agrees, to the fullest extent permitted by and subject to applicable Law (including with respect to fiduciary duties under Delaware Law) and stock exchange regulations, to (i) include the individuals nominated or designated by the Principal Stockholders pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors and (ii) use its best efforts to cause the election of each such designee to the Board, including recommending such individual’s election and soliciting proxies or consents in favor thereof.

2.2 Consent Rights.

[Omitted].

2.3 Permitted Disclosure. Each Principal Stockholder Designee is permitted to disclose to the Principal Stockholder Entities (other than any portfolio company of such Principal Stockholder Entity or its Affiliates) information about the Company and its Affiliates he or she receives as a result of being a Director.

ARTICLE III

INFORMATION

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, permit the Principal Stockholder Entities (other than any portfolio company of such Principal Stockholder Entity or its Affiliates) and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary. In addition to other information that might be reasonably requested by the Principal Stockholder Entities from time to time (other than any portfolio company of such Principal Stockholder Entity or its Affiliates), the Company shall also provide (i) direct access to the Company’s auditors and officers upon request, (ii) copies of all materials provided to the board of directors (or committee of the board of directors) at the same time as provided to the directors (or members of a committee of the board of directors) of the Company, (iii) access to appropriate officers and directors of the Company and its Subsidiaries at such times as may be requested by the Principal Stockholder Entities for consultation with the Principal Stockholder Entities with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (iv) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company or any of its Subsidiaries, and to provide the Principal Stockholder Entities with the right to consult with the Company and its Subsidiaries with respect to such actions and (v) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of Company and its Subsidiaries. Notwithstanding the foregoing, the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its reasonable best efforts to provide such information to the Principal Stockholder Entities without the loss of any such privilege and notified the Principal Stockholder Entities that such information has not been provided.

3.2 Confidentiality. The Principal Stockholders agree that such Principal Stockholders will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor their investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.2 by such Principal Stockholders or Principal Stockholder Entity), (b) is or has been independently developed or conceived by the Principal Stockholders without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Principal Stockholders by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Principal Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that prior to such disclosure such advisor has agreed to be bound to provisions which are the same substantially similar to the provisions of this Subsection 3.2 or otherwise is obligated to keep such information confidential; (ii) to any prospective purchaser of any securities from such Principal Stockholders, provided that prior to such disclosure such prospective purchaser has agreed to be bound to provisions which are the same or substantially similar to the provisions of this Subsection 3.2; (iii) to any Affiliate (other than any portfolio company of such Principal Stockholder Entity or its Affiliates), partner, member, stockholder, or wholly owned subsidiary of such Principal Stockholders in the ordinary course of business, provided that such Principal Stockholders informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) to investors or prospective investors in any investment fund managed

(currently or in the future) by any Person that directly or indirectly manages a Principal Stockholder or any affiliate thereof; or (v) as may otherwise be required by Law, provided that the Principal Stockholders, to the extent legally permitted, promptly notify the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Principal Stockholders acknowledge and agree that they are aware that the U.S. securities Laws prohibit any person who has material non-public information from purchasing or selling securities of the Company, or from communicating such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

ARTICLE IV

GENERAL PROVISIONS

4.1 Termination. This Agreement shall terminate at such time as no Principal Stockholder is entitled to nominate a Director pursuant to Section 2.1(a). This Agreement shall also terminate with respect to an individual Principal Stockholder upon the delivery of a written notice by such Principal Stockholder to the Company requesting that this Agreement terminate with respect to such Principal Stockholder.

4.2 Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by electronic mail, to the Company at the address or e-mail address set forth below and to any other recipient at the address or e-mail address indicated on the Company’s records, or at such address or e-mail address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when, the day delivered personally, five (5) days after deposit in the U.S. mail, one (1) day after deposit with a reputable overnight courier service, or the day sent by electronic mail (receipt confirmed).

The Company’s address is:

Driven Brands Holdings Inc.

440 S. Church Street, Suite 700

Charlotte, NC 28202

Attention: Scott O’Melia

Email: scott.omelia@drivenbrands.com

with a copy (not constituting notice) to:

Potter Anderson & Corroon LLP

1313 N. Market Street

Hercules Building, 6th Floor

Wilmington, DE 19801

Attention: Michael A. Pittenger

Email: mpittenger@potteranderson.com

The Principal Stockholders’ addresses are:

Driven Equity LLC

1180 Peachtree St. NE, Suite 2500

Atlanta, GA 30309

Attention: Stephen Aronson

Email: sda@roarkcapital.com

and

RC IV Cayman ICW Holdings LLC

1180 Peachtree St. NE, Suite 2500

Atlanta. GA 30309

Attention: Stephen Aronson

Email: sda@roarkcapital.com

with respect to each Principal Stockholder, with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Jeffrey D. Marell

Email: jmarell@paulweiss.com

4.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held and resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by and subject to applicable Law (including with respect to fiduciary duties under Delaware Law) and stock exchange regulations, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Stockholder Entity being deprived of the rights contemplated by this Agreement.

4.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each Principal Stockholder Entity shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent any of its rights hereunder.

4.6 Indemnification.

(a) The Company, will, and will cause its Subsidiaries to, jointly and severally, indemnify, exonerate and hold each Principal Stockholder and its respective partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) Indemnitees’ ownership of the Company’s securities or such Indemnitees’ control or ability to influence the Company or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Agreement, any other agreement by such Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Indemnitee to its direct or indirect equity holders, creditors or Affiliates, (y) to the extent such control or the ability to control the Company or any of its Subsidiaries derives from such Stockholder’s or its Affiliates’ capacity as an officer or director of the Company or any of its Subsidiaries or (z) to the extent such indemnification would violate any applicable Law) or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries; provided, however that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company, will, and will cause its Subsidiaries to, jointly and severally make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law. For the purposes of this Section 4.6, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company.

(b) The Company, will, and will cause its Subsidiaries to, jointly and severally, reimburse any Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Indemnitee would be entitled to indemnification under the terms of this Section 4.6, or any action or proceeding arising therefrom, whether or not such Indemnitee is a party thereto. The Company or its Subsidiaries, in the defense of any Action for which an Indemnitee would be entitled to indemnification under the terms of this Section 4.6, may, without the consent of such Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i)

includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee, and provided that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by the Company or its Subsidiaries.

(c) The Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to the Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law, as amended, (ii) the certificate of incorporation or similar organizational documents, as amended, of the Company, (iii) the bylaws or similar organizational documents, as amended, of the Company, (iv) any director or officer indemnification agreement, (v) this Agreement, (vi) any other agreement between the Company or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (vii) the Laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (viii) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity (clauses (i) through (viii), collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification obligation (together, the “Indemnitee-Related Entities”). Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any Controlled Entity under the Indemnification Sources. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 4.6(c) as though each such Controlled Entity was a party to this Agreement. For purposes of this Section 4.6(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (1) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(d) The rights of any Indemnitee to indemnification pursuant to this Section 4.6 will be in addition to any other rights any such Person may have under any other Section of this Agreement or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or regulation or under the certificate of incorporation or bylaws of the Company, any newly formed direct or indirect parent or any direct or indirect Subsidiary or investment holding vehicle with respect to any of the foregoing.

(e) The Company shall obtain and maintain in effect at all times directors’ and officers’ liability insurance reasonably satisfactory to the Principal Stockholders.

4.7 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto or create or establish any third-party beneficiary hereto.

4.8 Reimbursement of Expenses.

(a) The Company will pay directly or reimburse, or cause to be paid directly or reimbursed, the actual and reasonable out-of-pocket costs and expenses incurred by each Principal Stockholder and its respective Affiliates in connection with the monitoring and/or overseeing of their investment in the Company, including (i) reasonable out-of-pocket expenses incurred by all Principal Stockholder Designees in connection with such Principal Stockholder Designees’ board service (including travel), (ii) fees and actual and reasonable out-of-pocket disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants retained by such Principal Stockholder or any of their Affiliates, (iii) reasonable costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by such Principal Stockholder or any of their respective Affiliates and (iv) reasonable transportation, word processing expenses or any similar expense.

(b) All payments or reimbursement for such costs and expenses pursuant to this Section 4.8 will be made by wire transfer in same-day funds to the bank account designated by such Principal Stockholder or its relevant Affiliate promptly upon or as soon as practicable following request for reimbursement; provided, however, that such Principal Stockholder or Affiliate has provided the Company with such supporting documentation reasonably requested by the Company.

4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

4.10 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 4.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.11 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.12 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.13 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person or circumstance or in such jurisdiction, such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.14 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.15 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.16 Effectiveness. This Agreement shall become effective on June 5, 2024.

4.17 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

Driven Brands Holdings Inc.

By:	/s/ Scott O’Melia
Name: Scott O’Melia
Title: Executive Vice President, General Counsel and Secretary

PRINCIPAL STOCKHOLDERS:

DRIVEN EQUITY LLC

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: General Counsel and Secretary

RC IV CAYMAN ICW HOLDINGS LLC

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Manager